EXHIBIT 10.02

                       FIRST AMENDMENT
                   TO EMPLOYMENT AGREEMENT
                   DATED JANUARY 26, 1995

        Reference is made to the Executive Employment Agreement dated as of January 26, 1995 (the "Agreement") by and between J.
Baker, Inc. and James D. Lee.  Pursuant to paragraph 19 of the
Agreement and in order to amend certain provisions of the Agreement, the Agreement is further amended as follows:

        1. Paragraph 9 of the Agreement is hereby amended by adding the following two subparagraphs:

                "(d)   Without Cause.  During the Term hereof and
prior to any Change of Control of the Company, the Company may terminate this Agreement at any time without cause. In such event, the Company shall pay to the Employee, in accordance with the Company's regular pay intervals for its senior executives, an amount equal to the greater of (i) the amount of Base Salary the Employee would have received through the last day of the Term or
(ii) one (1) year of Base Salary.

                (e) Change of Control/Change of Management. (i) In the event the Employee's employment with the Company is terminated (A) by the Company or (B) by the Employee for "good reason" within three (3) years after a Change in Control of the Company occurring during the Term hereof (regardless of whether such Employee's termination occurs after the expiration of the
Term), or (ii) in the event the Employee's employment is terminated
(C) by the Company (except if such termination is for "cause" as defined in subparagraph 9(c) hereof) or (D) by the Employee for good reason within three (3) years after the employment of any of Messrs. Socol, Weinstein or Levin, respectively, with the Company has terminated during the Term hereof for any reason including, without limitation, dismissal, resignation, retirement, death or termination for any other reason, then, in such event, the Company shall pay to the Employee an amount, in cash, (the "Severance Payment") equal to the greater of (i) the amount of Base Salary the Employee would have received through the last day of the Term or
(ii)
        one (1) year of Base Salary. For purposes of this Agreement "Base Salary" shall mean the Employee's Base Salary as set forth in subparagraph 3(a) of this Agreement, as such Base Salary may be increased from time to time. If any of the termination events set forth in this subparagraph (e) shall occur during the Term hereof or other applicable time periods, the provisions of paragraph 7 hereof shall be null and void and have no further force or effect.

                (f) A termination for "good reason" shall be deemed to have occurred, and the Employee shall be entitled to the benefits set forth in this paragraph 9, if the Employee voluntarily terminates his employment after the occurrence of any of the following events, if either the circumstances set forth in paragraphs (e)(i) or (e)(ii) has occurred: (i) the assignment to the Employee of any duties inconsistent with the highest position (including status, offices, titles and reporting requirements), authority, duties or responsibilities attained by the Employee during the period of his employment by the Company; (ii) a relocation of the Employee outside the metropolitan Boston area; or
(iii)
        a decrease in the Employee's compensation (including base salary, bonus or fringe benefits). For purposes hereof, "Change of Control of the Company" shall have the meaning set forth in the Company's 1994 Equity Incentive Plan, as approved by the Stockholders of the Company on June 7, 1994 (and without regard to any subsequent amendments thereto).

                (g) In the event the Employees's employment is terminated as described in Paragraph 9(e)(i) above, the Severance Payment shall be made to the Employee in a single lump sum cash payment. In the event the Employees's employment is terminated as described in Paragraph 9(e)(ii) above, the Severance Payment shall be made to the Employee in accordance with the Company's regular pay intervals for its senior executives beginning immediately following the Employee's termination of employment with the Company.

        2. All other terms of the Agreement shall remain unchanged and continue in full force and effect.

J. BAKER, INC.


/s/ Jerry M. Socol                          November 6, 1995
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By: Jerry M. Socol                          Date
    President and
    Chief Executive Officer



/s/ James D. Lee                            November 6, 1995
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James D. Lee                                Date